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                                                                  EXHIBIT (5)(c)

                      [SULLIVAN & CROMWELL LLP LETTERHEAD]

                                                September 30, 2003

Popular, Inc.
Popular Center Building
209 Munoz Rivera Ave
Hato Rey, Puerto Rico 00918

Dear Sirs:

         In connection with the registration under the Securities Act of 1933 (the "Act"), of $31,152,000 principal amount of Notes Linked to the S&P 500 Index due September 30, 2008, Series A and B (the "Securities"), of Popular, Inc., a Puerto Rico corporation (the "Company"), we, as your special New York counsel, have examined copies of the Indenture, dated as of February 15, 1995, as supplemented by a first supplemental indenture dated as of May 8, 1997 and a second supplemental indenture dated as of August 5, 1999 (the "Indenture"), between you and Bank One, NA, as trustee, and such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

         Upon the basis of such examination, we advise to you that, in our opinion, the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the laws of the Commonwealth of Puerto Rico and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Puerto Rico law, we have relied upon

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the opinion, dated the date hereof, of Brunilda Santos de Alvarez, Esq., Puerto
Rico counsel to the company, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Brunilda Santos de Alvarez, Esq.

         Also we have relied as to certain matters on the information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimen thereof examined by us, that the trustee's certificates of authentication of the Securities have been manually signed by one of the trustee's authorized officers, and that the signatures on all documents examined by us are genuine, assumptions that we have not independently verified.

         We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K of the Company relating to the public offering of the Securities and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement related to the Securities. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,

                                                     /s/ SULLIVAN & CROMWELL LLP